Exhibit 10.1

OPTIUM CORPORATION
EXECUTIVE OFFICER
FISCAL YEAR BONUS PLAN

I.  THE PLAN

The eligible participants (each, a “Participant”) in the Optium Corporation (the “Company”) Fiscal Year Executive Officer Bonus Plan (the “Plan”) shall initially be Chief Executive Officer Eitan Gertel, Senior Vice President of Engineering and General Manager Mark Colyar, Chief Financial Officer David Renner, Vice President of Sales and Marketing Anthony Musto and General Counsel and Vice President of Corporate Development Christopher Brown.  The Plan will be effective for fiscal year 2007.  The Compensation Committee may add any Company employee at the Vice President level and above to the Plan as a Participant at any time.

II. EXECUTIVE OFFICER ANNUAL BONUS

Each Participant will be eligible to receive a bonus for an applicable fiscal year based on the Company’s achievement of targets adopted by the Compensation Committee for Company revenue and non-GAAP operating profit (the “Metrics”) for the fiscal year. The maximum bonus amount that each Participant will be eligible for under the Plan during an applicable fiscal year shall be as follows:

Target Achievement	Maximum Annual Bonus Amount

100% of Targets	30% of annual salary rate at time
130% of Targets	60% of annual salary rate at time
150% of Targets	100% of annual salary rate at time

Key aspects of the operation of this Section II are:

•                  Bonuses under this Section II will be payable semi-annually, but tracked on an annual basis.  For example, if 130% of Metrics targets are met for the first and second fiscal quarter, a Participant shall be eligible to receive a maximum semi-annual bonus of 30% of annual salary rate (1/2 of the 60% maximum annual bonus for meeting the 110% Metrics targets), but if only 100% of the Metrics targets are ultimately met for the full fiscal year, the Participant’s maximum bonus payment for the second half of the fiscal year will be $0.00 so that, on an annual basis, the Participant will have been eligible to receive maximum total bonuses for the fiscal year of 30% of annual salary rate; provided, that in no event shall a Participant be required to re-pay any previously paid bonus amount;

•                  Payment of a semi-annual bonus amount at less than the maximum permissible amount shall not limit the Compensation Committee from making total bonus payments under this Section II to a Participant in any fiscal year of up to 100% of the maximum annual bonus amount determined above;

•                  Between 100% and 130% performance, the maximum bonus award is linearly interpolated with the range of 30% to 60% and between 130% and 150% performance, the maximum bonus award is linearly interpolated with the range of 60% and 100%, in each case to determine the final maximum bonus amount for each Participant for the semi-annual bonus period;

•                  In each case, achievement of the target for each of the Metrics shall be weighed equally for each bonus measurement period (e.g., if 110% of revenue Metric is met and 100% of operating profit Metric is met, the maximum bonus amount for the period would be 35% of annual salary rate at the time);

•                  Forty percent of each bonus payment amount for each Participant shall be discretionary (i.e., any bonus payment indicated by the chart above may be reduced by up to 40%) with the final award determined the Compensation Committee; provided that, notwithstanding the foregoing, 100% of the maximum bonus amount for a fiscal year for each Participant shall be discretionary in the event that the Company performs at less that 100% of any publicly-announced forecast for one or more of the Metrics in any quarter of the applicable fiscal year; and

•                  For performance during any bonus measurement period of at or above 90% but below 100% of Metrics targets:

•                  at 90% performance, the annualized maximum bonus amount will be 20% of annual salary rate at the time;

•                  for performance above 90% but below 100% of Metrics targets, the maximum bonus amount will be determined by linear interpolation with the annualized percentage of annual salary rate equal being to 30% at 100% of Metrics targets; and

•                  100% of the maximum bonus amount for each Participant shall be discretionary in the event of performance at or above 90% but below 100% of Metrics targets (i.e., any bonus payment indicated by the method above may be reduced by up to 100%) with the final award determined the Compensation Committee.

III. CHIEF EXECUTIVE OFFICER ADDITIONAL BONUS

In addition to the semi-annual bonus amounts that the Company’s Chief Executive Officer is eligible to receive under Section II above, the Chief Executive Officer will be eligible to receive an additional annual bonus of up to $350,000.  Any such additional bonus amount shall be paid annually.  Payment of this additional bonus amount shall be 100% discretionary with the final award determined the Compensation Committee.  In determining the size, if any, of this additional bonus amount, the

Compensation Committee will consider the Company’s achievement in strategic development, investor relations, human resources and corporate citizenship, as well as the Company’s stock trading price performance, in each case during the applicable fiscal year.

IV. VICE PRESIDENT OF SALES AND MARKETING ADDITIONAL BONUS

In addition to the semi-annual bonus amounts that the Company’s Vice President of Sales and Marketing is eligible to receive under Section II above, the Vice President of Sales and Marketing will be eligible to receive an additional quarterly bonus of up to $10,000 per fiscal quarter.  Any such bonus amount shall be paid semi-annually with respect to the two most recently completed fiscal quarters.  Payment of this additional bonus amount shall be 100% discretionary with the final award determined the Compensation Committee.  In determining the size, if any, of each additional quarterly bonus amount, the Compensation Committee will consider the Company’s achievement in product order development during the applicable fiscal quarter.

V. ADDITIONAL ELIGIBILITY REQUIREMENTS

Additional eligibility requirements to receive any bonus payments under the Plan include:

•                  Any bonus amount payable under the Plan shall be pro-rated with respect to any Participant for the portion of the bonus measuring period that the Participant has been employed by the Company or has been included as a Participant in the Plan by the Committee, whichever is less; and

•                  To be eligible to receive a bonus payment under the Plan, a Participant must be employed by the Company on the date the date the applicable bonus is actually paid.

VI. AMENDMENT; OTHER PLANS AND INTERPRETATION

The Plan may be amended or modified by the Compensation Committee at any time.  Interpretation of the Plan by the Compensation Committee shall be final.  In addition, the Compensation Committee shall not be limited in creating additional bonus plans applicable to one or more Participants under this Plan or in paying other bonuses to one or more Participants.